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                                                                    Exhibit 5(c)

                                                                     Tampa
Mandalay Resort Group                                           October 13, 2003
3950 Las Vegas Boulevard, South
Las Vegas, Nevada  89119

         Re:      Mandalay Resort Group
                   Employees' Profit Sharing and Investment Plan

Gentlemen:

         You have requested our opinion as to whether the Eighteenth Amendment and Restatement of the Mandalay Resort Group Employees' Profit Sharing and Investment Plan (the "Plan"), and the Eleventh Amendment and Restatement of the Mandalay Resort Group Employees' Profit Sharing and Investment Trust (the "Trust"), adopted by Mandalay Resort Group (the "Company") on October 10, 2003, have adversely affected the compliance of the Plan and the Trust with Sections 401 and 501, respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         The Plan and the Trust received a determination letter dated April 28, 1987, from the Internal Revenue Service ("IRS") that the Plan met the requirements of a qualified profit sharing plan under Section 401(a) of the Code and a qualified cash or deferred arrangement under Section 401(k) of the Code, and that the Trust was exempt from federal income taxation pursuant to Section 501(a) of the Code. The Plan and the Trust received second, third, fourth, and fifth determination letters, dated September 14, 1993, May 23, 1995, July 22, 1997, and November 5, 2002 respectively, from the IRS, that the Plan met the requirements of a qualified profit sharing plan under Section 401(a) of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code, and a qualified employee stock ownership plan ("ESOP") under Section 4975(e)(7) of the Code, and that the Trust was exempt from federal income taxation pursuant to Section 501(a) of the Code. It is our understanding that the Company will request an additional determination letter from the IRS that the Plan, as amended and restated on October 10, 2003, as stated above, meets the requirements of a qualified profit sharing plan under Section 401(a) of the Code, a qualified cash or deferred arrangement under Section 401(k) of the Code, and (to the extent necessary, in light of the fact that contributions are no longer being made to the ESOP portion of the Plan) a qualified ESOP under
Section 4975(e)(7) of the Code, and that the Trust, as amended and restated on October 10, 2003, as stated above, is exempt from federal income taxation pursuant to Section 501(a) of the Code.

         In connection with the rendering of this opinion, we have examined the Plan and all amendments thereto, and the Trust (of which Wells Fargo Bank is the current trustee and, effective November 3, 2003,

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Mandalay Resort Group
October 13, 2003
Page 2

Wells Fargo Bank, Minnesota, N.A. will be) and all amendments thereto. We have also examined such corporate records of the Company as we consider necessary for the purpose of this opinion. As to various questions of fact material to the opinions expressed below, we have relied, without independent investigation, on oral or written statements, letters or certificates of public officials or officers of the Company. With respect to such factual matters upon which legal conclusions expressed below are based, we have not undertaken any independent audit, examination, investigation or inspection of the matters described or contained in such statements, letters, or certificates, and have relied solely upon the facts and circumstances described therein. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures not actually witnessed by us, the legal capacity of all natural persons executing instruments or documents examined or relied upon by us (whether on their own behalf or on behalf of an entity), and the completeness and conformity to original documents of all documents submitted to us as certified, conformed, photostatic, telecopied or draft copies.

         To date, only certain final regulations have been issued by the U.S. Treasury and Department of Labor with respect to the requirements of the Code and ERISA. Accordingly, our opinion concerning compliance of the Plan with the Code and ERISA is necessarily based on our present understanding of the applicable requirements of the Code and ERISA. In addition, this letter relates only to the Plan's tax status under Sections 401 and 501 of the Code and its status under ERISA, and further relates to the Plan's provisions as specifically set forth in writing, and not to its operation. Furthermore, this opinion is given as of the date hereof. We undertake no obligation, and hereby specifically disclaim any obligation, to advise of any change in any matter set forth herein.

         Based on the foregoing reviews, understandings and assumptions, and subject to the exceptions and limitations described above, we are of the opinion that the adoption of the Eighteenth Amendment and Restatement of the Plan and the Eleventh Amendment and Restatement of the Trust, do not cause the Plan to fail to be in substantial compliance with the requirements of Sections 401(a), 401(k) and 4975(e)(7) of the Code so long as any further amendments requested by the IRS are adopted within ninety (90) days after the issuance of any determination letter that is conditioned upon timely adoption of such amendments, and the IRS, without requiring material amendments thereto, should issue a favorable determination letter with respect to the Plan and the Trust.

         We hereby consent to the use of this opinion as an Exhibit to the Company's Registration Statement No. 33-18278 on Form S-8 and to the reference to us under the caption "Legal Opinions" in the Prospectus, and any amendments thereto, used in connection with the Plan. In giving this consent, we do not hereby admit that we come within a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                Sincerely,

                                                TRENAM, KEMKER, SCHARF, BARKIN,
                                                FRYE, O'NEILL & MULLIS, P.A.

                                                By: /s/  Roberta Casper Watson
                                                   -----------------------------
                                                   Roberta Casper Watson

RCW:LAM:jsh
cc:      Wolf, Block, Schorr and Solis-Cohen LLP